Exhibit 10.61

QLIK TECHNOLOGIES INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

(as amended and restated effective March 29, 2016 (the “Effective Date”))

This Amended and Restated Executive Severance Plan (the “Plan”) applies to certain executives of Qlik Technologies Inc. and its affiliates (the “Company”) who are selected to participate (collectively, the “Executives”) and who meet certain eligibility requirements. Terms not otherwise defined in the text are defined below or in Appendix A of the Plan. As of the Effective Date, this Plan supersedes in all respects the prior version of the Executive Severance Plan.

Plan Rules.

The Plan is subject to the Administrative Rules set forth on Appendix A hereto, which Appendix forms a part of the Plan.

Eligibility.

This Plan makes severance benefits available only to Executives who are determined by the Administrator to be eligible for such benefits pursuant to the terms of the Plan. “Eligible Executives” are defined as Executives who meet the following criteria:

•	The Executive is named on Exhibit 1 hereto as a Tier 1, Tier 2 or Tier 3 Executive;

•	The Executive experiences a Covered Termination;

•	The Executive executes and does not revoke a customary general release of claims in favor of the Company substantially in the form attached hereto as Exhibit 2 (the “Release”) upon or immediately following the Covered Termination, with such Release becoming effective in accordance with its terms no later than 60 days following the Covered Termination (the “Release Deadline”); and

•	The Executive has entered into the Company’s standard agreement relating to confidentiality, non-competition (where permissible under applicable law), non-solicitation, and non-interference (the “Restrictive Covenants”).

Change in Control Severance Payments and Benefits.

If an Executive experiences a Covered Termination during the 12 month period immediately following a Change in Control, then subject to the terms of the Plan, the Company will pay or provide the Eligible Executive with:

•	Base salary continuation following the Covered Termination for a period of:

•	18 months immediately following termination for Tier 1 Executives;

•	12 months following termination for Tier 2 Executives; and

•	6 months immediately following termination for Tier 3 Executives;

•	A payment equal to a percentage (specified below) of the Eligible Executive’s target annual bonus for the year in which the Covered Termination occurs:

•	150% for Tier 1 Executives;

•	100% for Tier 2 Executives; and

•	50% for Tier 3 Executives;

•	Payment by the Company of COBRA premiums for continued coverage under the Company’s health, dental and vision plans for a period (specified below) immediately following termination for the Eligible Executive and his or her dependents; provided that the Eligible Executive timely elects continued coverage under COBRA and further provided that that no such COBRA payments are required to be made following the time the Eligible Executive obtains welfare plan coverage from a subsequent employer;

•	18 months for Tier 1 Executives;

•	12 months for Tier 2 Executives;

•	6 months for Tier 3 Executives; and

•	The vesting of each of the Eligible Executive’s then-outstanding and unvested Equity Awards shall accelerate so that each such award becomes fully vested and exercisable, as the case may be. Performance-based vesting milestones applicable to any such Equity Awards will be deemed achieved at the target level of performance.

Payment Timing.

The salary continuation payments above shall be paid in installments on the Company’s regularly scheduled payroll periods following the Covered Termination, and any installment payments that, in the absence of the requirement of the Release, would have been paid between the Covered Termination and the effectiveness of the Release shall be made together with the first installment payment that occurs following the effectiveness of the Release, such that the duration of payments will not be affected by the timing of the effectiveness of the Release. Annual bonus based amount(s) shall be paid in a lump sum as soon as practicable following the effectiveness of the Release, but in no event later than March 15th following the year of the Covered Termination. In no event shall any Plan benefit (including the acceleration of Equity Awards) be provided prior to the effectiveness of the Release. The payment timing set forth in this section shall be subject in all respect to the provisions of the paragraph set forth below entitled “Tax Matters.”

Certain Reductions.

The Administrator shall have the authority to reduce an Eligible Executive’s severance payments or benefits, in whole or in part, to the extent that an Eligible Executive is entitled to a corresponding severance payment or benefit (including pay in lieu of notice), in connection with the Eligible Executive’s termination of employment pursuant to (i) any applicable legal requirement, “garden leave,” or similar period mandated under the employment laws in the jurisdiction where the Eligible Executive is providing services; or (ii) a written employment or severance agreement with the Company. Any reduction pursuant to the preceding sentence shall be done upon a benefit by benefit basis (i.e., the provision of one type of severance payment or benefit shall not permit the reduction of a different type of severance payment or benefit under the Plan). This Plan shall not supersede any individually negotiated and signed employment contract or agreement between an Eligible Executive and the Company or a subsidiary, and any Eligible Executive’s severance benefit shall be governed by the terms of such individually negotiated employment contract or agreement, and shall be governed by this Plan only to the extent that the foregoing reduction does not eliminate all payments and benefits under this Plan. Notwithstanding the preceding sentence, to the extent that an Eligible Executive is eligible for a pro-rata annual bonus or accelerated equity vesting under such an individually negotiated and signed employment contract or agreement and such bonus or equity vesting is contingent upon attainment of performance goals following termination of the Eligible Executive’s employment, the provisions of this Plan (providing for payout at the based on deemed achievement at the target level of performance) shall, subject to the consent of the Eligible Executive (which will be provided to the Eligible Executive by the Administrator) supersede the provisions of the individually negotiated and signed employment contract or agreement.

Termination of Benefits.

An Eligible Executive’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Executive is receiving benefits hereunder, the Eligible Executive fails to comply with the Restrictive Covenants and, in the event that an Eligible Executive fails to comply with the Restrictive Covenants during the period in which the Eligible Executive is receiving benefits hereunder, the Company may require the Eligible Executive to repay to the Company the amount of payments and benefits previously provided hereunder.

Parachute Payments.

Except as otherwise provided in an agreement between an Eligible Executive and the Company, if any payment or benefit the Eligible Executive would receive in connection with a Change in Control from the Company or otherwise (collectively the “Payments”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the amount payable pursuant to this Plan shall be reduced, if necessary, so that such Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Code Section 409A, and the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments. All determination under this paragraph shall be made by a nationally recognized accounting firm reasonably acceptable to both the Company and the Eligible Executive and shall be final and binding on all parties. The Company shall bear all costs in connection with making the determinations necessary under this paragraph.

No Employment Agreement.

Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Executive, as a right of any Executive to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any of its Executives with or without Cause. Furthermore, nothing contained in this Plan shall be construed as entitling any terminated Executive to severance pay or other benefits hereunder unless that Executive is eligible for participation in, and meets all requirements for, specific severance benefits described in accordance with the terms of this Plan.

Governing Law.

This Plan shall be subject to, and governed by, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein.

Tax Matters.

Payments and benefits under this Plan are intended to be exempt from the provisions of Code Section 409A or, if not exempt, to comply with the requirements of such section, and the Plan shall be construed and administered in accordance with that intention. If an Eligible Executive is a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Code Section 409A(a)(2)(B)(i) on the date of a Covered Termination, then, to the extent necessary to avoid the imposition of tax upon the Eligible Executive pursuant to the operation of Code Section 409A, any salary continuation payments above (the “Salary Payments”) shall be delayed until the date that is six months after the date of the Covered Termination (such date, the “Delayed Payment Date”), and the Company shall (A) pay to the Eligible Executive a lump sum amount equal to the sum of the Salary Payments that otherwise would have been paid to the Eligible Executive on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Salary Payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. Notwithstanding the foregoing, (i) Salary Payments scheduled to be paid from the date of a Covered Termination through March 15th of the calendar year following such termination shall be paid to the maximum extent permitted pursuant to the “short-term deferral” rule set forth in Treasury Regulation § 1.409A-1(b)(4); (ii) Salary Payments scheduled to be paid that are not paid pursuant to the preceding clause (i) shall be paid as scheduled to the maximum extent permitted pursuant to an “involuntary separation from service” as permitted by Treasury Regulation § 1.409A-1(b)(9)(iii), but in no event later than the last day of the second taxable year following the taxable year of the Covered Termination; and (iii) any Salary Payments that are not paid pursuant to either the preceding clause (i) or the preceding clause (ii) shall be subject to delay, if necessary, as provided in the previous sentence. Except to the extent that payments may be delayed until the Delayed Payment Date, on the first regularly scheduled payroll period following the effectiveness of the Release, the Company will pay the Eligible Executive the Salary Payments the Eligible Executive would otherwise have received under the Plan on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Salary Payments being paid as otherwise provided herein. All payments provided under this Plan are intended to constitute separate payments for purposes of Treasury Regulation § 1.409A-2(b)(2). All payments hereunder are subject to applicable withholding for federal, state and local taxes.

Definitions.

“Cause” shall have the meaning set forth in any individually negotiated and signed employment contract or agreement in effect between the Company or a Subsidiary and an Executive, or, if no such agreement is in effect, shall have the meaning set forth in the Company’s 2010 Omnibus Equity Incentive Plan, as in effect on the Effective Date. Notwithstanding the forgoing, for Non-U.S. Covered Employees, the definition of “Cause” shall be deemed to be modified to the extent that the definition (or an element thereof) is impermissible under applicable law, to the minimum extent required to comply with any such law.

“Change in Control” has the definition set forth in the Company’s 2010 Omnibus Equity Incentive Plan as in effect on the Effective Date, provided and only if such a transaction also qualifies as a change in control event within the meaning of Code Section 409A(a)(2)(A)(v).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, and analogous provisions of state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constructive Termination” means a voluntary termination of employment with the Company resulting in a Separation by an Executive after one of the following is undertaken following a Change in Control without the Executive’s written consent: (i) a reduction by 10% or more of the Executive’s aggregate level of base salary and target bonus (as compared to the level in effect immediately prior to the Change in Control); (ii) for Tier 1 and Tier 2 Executives only, a material diminution in the Executive’s authority, duties or responsibilities (as compared to the authority, duties or responsibilities in effect immediately prior to the Change in Control); (iii) the Company’s requirement that the Executive relocate the principal location from which the Executive primarily performs his or her services to a location more than 50 miles from the location from which such service were performed immediately prior to the Change in Control; (iv) a material breach by the Company of any of the material provisions of an agreement with the Executive; or (v) a failure or refusal of any successor company to assume the obligations of the Company under an agreement with the Executive. A termination shall not be a Constructive Termination unless the Executive gives the Company written notice of such condition within 90 days after such condition first comes into existence and the Company fails to remedy such condition within 30 days after receiving the Executive’s written notice.

“Covered Termination” means the occurrence within the twelve month period commencing upon a Change in Control of either (x) an Involuntary Termination Without Cause or (y) a Constructive Termination. Termination of employment of an Eligible Executive due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Executive immediately prior to the Executive’s death or disability would have qualified as a Constructive Termination.

“Equity Awards” means stock options, stock appreciation rights, restricted shares, stock units, or performance stock units granted under the Company’s equity incentive plans.

“Involuntary Termination Without Cause” means an Eligible Executive’s involuntary termination of employment by the Company resulting in a Separation for a reason other than Cause or disability.

“Separation” means a “separation from service” with the Company within the meaning of Treasury Regulation § 1.409A-1(h), without regard to any permissible alternative definition thereunder.

APPENDIX A

ADMINISTRATIVE RULES

The Administrative Rules set forth in this Appendix A shall govern the operation of the Plan and shall constitute part of the Plan document for all purposes.

1.	Administration. The Plan shall be administered and interpreted by a committee consisting of the Company’s General Counsel, Chief People Officer and Chief Financial Officer (such committee, the “Administrator”) in the Administrator’s reasonable, good faith discretion. Except as otherwise provided in the Plan, the Administrator has the authority to act for the Company as to any matter pertaining to the administration of the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan; in each case the authority to take such actions is held by the Board of Directors of the Company (the “Board”) or a committee thereof. For Executives providing services in the United States, the Administrator is the “named fiduciary” of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and will be subject to the fiduciary standards of ERISA when acting in such capacity.

2.	Selection of Participants. The Board (or a committee thereof) shall have the sole and exclusive authority to determine the identity of the Executives who are eligible for benefits under the Plan and individuals selected as eligible for benefits under the Plan shall be identified on Exhibit 1 hereto. An individual listed on Exhibit 1 may only be removed from such Exhibit by the Board and such removal shall not be effective unless the individual has received nine months prior notice. No individuals may be removed from Exhibit 1 upon or following a Change in Control.

3.	Amendment and Termination. The Plan shall be in effect until terminated by the Board or a committee thereof in accordance with this paragraph and the Board or a committee thereof may amend the Plan subject to this paragraph. The Plan may not be terminated or adversely amended (1) prior to the one-year anniversary of the Effective Date; (2) at any time when the Company is party to an agreement, the consummation of which will result in a Change in Control, (3) within the one year period immediately following a Change in Control, and (4) with respect to Executives outside the United States, to the extent otherwise restricted by applicable law. In addition, if at the time of any proposed termination of or amendment of or to the Plan there are any Eligible Executives receiving benefits under the Plan or eligible to receive such benefits with respect to a Separation that has previously occurred, then the Plan will remain in effect without adverse amendment with respect to each such Eligible Executive until all applicable payments and benefits have been paid or provided. Except as set forth above in this paragraph (which provisions are not subject to amendment), the Company reserves the right to terminate or amend the Plan at any time.

4.	Calculation of Payments. Any amounts payable hereunder which are determined by reference to an Eligible Executive’s salary or target bonus shall be calculated without giving effect to any reduction in salary or target annual bonus occurring on or following a Change in Control.

5.	Claims Procedure. Any individual who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to perfect the claim, an explanation as to why such information is necessary and an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal, if applicable. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

6.	Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. If the claimant’s appeal is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe the claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The notice will also include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if applicable. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator. If a person challenges a decision of the Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above. Facts and evidence that become known to an interested person after having exhausted the claims procedure must be brought to the attention of the Administrator for reconsideration of the claims determination. Issues not raised with the Administrator will be deemed waived. Notwithstanding the forgoing, this paragraph and the preceding paragraph shall be deemed to be modified to the extent necessary to comply with laws governing claim procedures applicable to Executives outside the United States.

7.	Source of Payments. Payment due under the Plan will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

8.	Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

9.	Coverage Under ERISA. It is the intention of the Company that the Plan be a welfare benefit plan, as defined in ERISA. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

10.	Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

11.	Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

12.	Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company by written agreement, by-laws, incorporation documents or state law.

13.	Additional Information.

Plan Name:	Qlik Technologies Inc. Amended and Restated Executive Severance Plan

Plan Sponsor:	Qlik Technologies Inc.
150 N. Radnor-Chester Road., Suite E-220
Radnor, PA 19087
Attn: General Counsel

Identification Numbers:	EIN: 20-1643718
PLAN:

Plan Year:	Calendar year

Plan Administrator:	General Counsel (on behalf of committee of General Counsel, Chief People Officer and Chief Financial Officer)
Qlik Technologies Inc.
150 N. Radnor-Chester Road., Suite E-220
Radnor, PA 19087

Agent for Service of Legal Process:	Qlik Technologies Inc.
150 N. Radnor-Chester Road., Suite E-220
Radnor, PA 19087
Attn: General Counsel